News Release
Corporate Headquarters:
1144 East Market Street, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACT: Keith Price

330-796-1863

ANALYST CONTACT: Greg Dooley

330-796-6704

FOR IMMEDIATE RELEASE

#23462fi.407

Goodyear Extends Maturities, Reduces Interest Rates on Credit Facilities

AKRON, Ohio, April 20, 2007 — The Goodyear Tire & Rubber Company today announced that it has closed on an amendment and restatement of three of its credit facilities. Significant changes to the amended and restated agreements include:

•	With respect to the company’s $1.5 billion asset-based revolving credit facility, an extension of its maturity until 2013, a reduction of the applicable interest rate by between 50 and 75 basis points (depending on availability of undrawn amounts) and a more flexible covenant package.

•	With respect to the company’s $1.2 billion second lien term loan, an extension of its maturity until 2014, a reduction of the applicable interest rate by 100 basis points (to be further reduced by 25 basis points if Goodyear’s credit ratings are BB- and Ba3 or higher) and a more flexible covenant package.

•	With respect to the company’s €505 million European credit facility, the conversion of the €155 million term loan portion of the existing facility to a revolving facility, an extension of its maturity until 2012, a reduction of the applicable interest rate by 75 basis points (as compared to the existing European revolving facility) and 37.5 basis points (as compared to the existing European term loan) and a more flexible covenant package.

“This refinancing action reduces our interest expense, creates additional operational flexibility, extends maturities and helps address our efforts to improve Goodyear’s balance sheet,” said Richard J. Kramer, president, North American Tire and chief financial officer. “We anticipate annualized interest expense savings of $15 million to $20 million.”

Goodyear is one of the world’s largest tire companies. The company manufactures tires, engineered rubber products and chemicals in more than 90 facilities in 28 countries around the world. Goodyear employs more than 75,000 people worldwide. For more information about Goodyear go to www.goodyear.com/corporate.

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Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements. There are a variety of additional factors, many of which are beyond the company’s control, which affect its operations, performance, business strategy and results and could cause its actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: actions and initiatives taken by both current and potential competitors; increases in the prices paid for raw materials and energy; the company’s ability to realize anticipated savings and operational benefits from its cost reduction initiatives, including those expected to be achieved under the company’s master labor contract with the United Steelworkers (USW) and those related to the closure of certain of the company’s manufacturing facilities; whether or not the various contingencies and requirements are met for the establishment of the Voluntary Employee Beneficiary Association (VEBA) to be established to provide healthcare benefits for current and future USW retirees; potential adverse consequences of litigation involving the company; pension plan funding obligations as well as the effects of more general factors such as changes in general market or economic conditions or in legislation, regulation or public policy. Additional factors are discussed in the company’s filings with the Securities and Exchange Commission, including the company’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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